Exhibit 99.1

NEWS RELEASE

LANCER REPORTS THIRD QUARTER RESULTS

SAN ANTONIO, TEXAS, November 5, 2004— Lancer Corporation (Amex: LAN) announced results of operations for the third quarter and nine months ended September 30, 2004.

Net sales for the three months ended September 30, 2004 were $31.3 million, up 3% from sales in the third quarter of 2003.  Net earnings in the third quarter were $5.8 million, up from $0.6 million in the same period of 2003.  Earnings per diluted share were $0.61 in the third quarter of 2004, compared to $0.06 in the same period last year.

In the nine months ended September 30, 2004, net sales were $92.5 million, up 7% from sales in the same period of 2003.  Net earnings in the first three quarters of 2004 were $8.2 million, or $0.86 per diluted share, compared to $0.5 million, or $0.05 per diluted share, in the same period last year.

During the third quarter of 2004, Lancer received $7.0 million from a settlement relating to a development project.  Additionally, currency exchange rate fluctuations in 2004 had a positive impact on sales of 2% in the third quarter, and 3% in the nine months.

Christopher D. Hughes, Chief Executive Officer, commented:  “Our business in the third quarter was good in Europe and the Asia/Pacific region, down slightly in North America, and weak in Latin America.  In addition to the impact of the $7.0 million settlement, manufacturing cost reductions and improved efficiency drove our improved profitability.”

Mr. Hughes continued: “Overall demand remains somewhat modest as we enter the fourth quarter, which is often our weakest.  Our order levels are relatively firm this year, however, suggesting that the year-end seasonal revenue softness may be less pronounced this year than at times in the past.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer with 2003 sales of $113 million, and employing approximately 1,200 people.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information, including expectations for sales in the fourth quarter, that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

LANCER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003

Net sales	$31,264	$30,237	$92,467	$86,481
Cost of sales	22,368	21,855	64,772	64,615
Gross profit	8,896	8,382	27,695	21,866

Selling, general and administrative expenses	7,168	7,722	22,560	20,996
Operating income	1,728	660	5,135	870

Other (income) expense:
Interest expense	204	103	457	427
(Income) loss from joint ventures	(571)	(427)	(824)	60
Settlement proceeds	(7,000)	—	(7,000)	—
Other income, net	204	20	(115)	(206)
	(7,163)	(304)	(7,482)	281
Income from continuing operations before income taxes	8,891	964	12,617	589

Income tax expense (benefit):
Current	3,189	447	4,747	1,328
Deferred	(124)	(90)	(323)	(616)
	3,065	357	4,424	712

Income (loss) from continuing operations	5,826	607	8,193	(123)

Discontinued operations:
Loss from operations of discontinued Brazilian subsidiary	—	40	—	160
Income tax benefit	—	(7)	—	(770)
(Income) loss from discontinued operations	—	33	—	(610)
Net earnings	$5,826	$574	$8,193	$487

Common Shares Outstanding:
Basic	9,380,558	9,360,893	9,371,993	9,353,912
Diluted	9,506,649	9,431,772	9,480,633	9,460,611

Earnings Per Share:
Basic
Earnings (loss) from continuing operations	$0.62	$0.07	$0.87	$(0.01)
Earnings (loss) from discontinued operations	$—	$(0.01)	$—	$0.06
Net earnings	$0.62	$0.06	$0.87	$0.05

Diluted
Earnings (loss) from continuing operations	$0.61	$0.07	$0.86	$(0.01)
Earnings (loss) from discontinued operations	$—	$(0.01)	$—	$0.06
Net earnings	$0.61	$0.06	$0.86	$0.05

LANCER CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	September 30,	December 31,
	2004	2003
	(Unaudited)

Assets:
Cash	$10,478	$1,129
Net receivables	17,970	14,749
Total inventories	25,365	24,502
Other assets	38,988	41,898
Total assets	$92,801	$82,278

LIABILITIES AND SHAREHOLDERS’ EQUITY

	September 30,	December 31,
	2004	2003
	(Unaudited)

Liabilities:
Accounts payable	$7,677	$6,609
Debt	9,850	12,003
Other liabilities	15,195	11,703
Total liabilities	$32,722	$30,315

Shareholders’ equity	60,079	51,963

Total liabilities and shareholders’ equity	$92,801	$82,278